UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  October 15, 2021

GANNETT CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36097	38-3910250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive
McLean, VA 22107-0910
703-854-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	GCI	The New York Stock Exchange
Preferred Stock Purchase Rights	N/A	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

Indenture

On October 15, 2021, Gannett Holdings LLC (“Holdings”), a wholly-owned subsidiary of Gannett Co., Inc. (the “Company”), completed a private offering of $400 million aggregate principal amount of its 6.000% First Lien Notes due 2026 (the “Notes”). The net proceeds from the sale of the Notes were applied towards the prepayment of the obligations outstanding under the Existing Credit Agreement (as defined below).  The Notes were issued pursuant to an Indenture, dated October 15, 2021 (the “Indenture”) among Holdings, the Company, the guarantors party thereto, U.S. Bank National Association, as trustee, U.S. Bank National Association, as collateral agent, and U.S. Bank National Association, as registrar, paying agent and authenticating agent.

The Notes will bear interest at a rate of 6.000% per annum and will mature on November 1, 2026, unless earlier redeemed or repurchased pursuant to the Indenture. Interest on the Notes will be payable on May 1 and November 1 of each year, beginning on May 1, 2022. The Notes may be redeemed at the option of Holdings, in whole or in part, at any time and from time to time after November 1, 2023, at the redemption prices set forth in the Indenture. At any time prior to such date, Holdings will be entitled at its option to redeem all, but not less than all, of the Notes at the “make-whole” redemption price set forth in the Indenture. Additionally, at any time prior to November 1, 2023, Holdings may, on one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes at the redemption price set forth in the Indenture with the net cash proceeds of certain equity offerings. If certain changes of control with respect to Holdings or the Company occur, Holdings must offer to purchase the Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to, but excluding, the date of purchase. In addition, during any twelve-month period commencing on or after October 15, 2021 and ending prior to November 1, 2023, up to 10% of the aggregate principal amount of the Notes issued under the Indenture may be redeemed at a purchase price equal to 103% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding, the redemption date.

The Notes are unconditionally guaranteed, jointly and severally, on a senior secured basis by the Company and each of its wholly owned domestic subsidiaries that are guarantors (together, the “Guarantors”) under the Credit Agreement (as defined below). The Notes and such guarantees are secured on a first-priority basis by the collateral, consisting of substantially all of the assets of Holdings and the Guarantors, subject to certain intercreditor arrangements.

The Indenture limits the Company and its restricted subsidiaries’ ability to, among other things, make investments, loans, advances, guarantees and acquisitions; incur or guarantee additional debt and issue certain disqualified equity interests and preferred stock; make certain restricted payments, including a limit on dividends on equity securities or payments to redeem, repurchase or retire equity securities or other indebtedness; dispose of assets; create liens on assets to secure debt; engage in transactions with affiliates; enter into certain restrictive agreements; and consolidate, merge, sell or otherwise dispose of all or substantially all of their or a Guarantor’s assets. These covenants are subject to a number of limitations and exceptions. The Indenture also contains customary events of default.

The Notes and related guarantees do not have the benefit of any registration rights. The Notes have not been and will not be listed on any securities exchange.

The foregoing summary of the Indenture, the Notes and the related guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture filed herewith as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Credit Agreement

On October 15, 2021, the Company, entered into a First Lien Credit Agreement (the “Credit Agreement”) among the Company, as a guarantor, Holdings, as the borrower (in such capacity, the “Borrower”), certain subsidiaries of the Borrower as guarantors, the lenders from time to time party thereto and Citibank, N.A., as collateral agent and administrative agent for the lenders.  The Credit Agreement provides for a five-year senior secured term loan facility in an aggregate principal amount of $516 million (the “Credit Facility”).  The proceeds of the Credit Facility were applied towards the prepayment loans outstanding under the Credit Agreement dated as of February 9, 2021 (as amended, the “Existing Credit Agreement”), among the Company, the Borrower, certain subsidiaries of the Borrower as guarantors, the lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent, and to pay fees, costs and expenses in connection with the foregoing.  The obligations of the Borrower under the Credit Facility are guaranteed by the Company and each material domestic restricted subsidiary of the Borrower.  The Credit Facility is secured by substantially all assets, including material real property, of the Company, the Borrower and each of the other guarantors.

At the Borrower’s option, loans issued under the Credit Facility will bear interest at a rate of the London interbank offered rate (which shall not be less than 0.50% per annum) plus a margin equal to 5.00% per annum or an alternate base rate plus a margin equal to 4.00% per annum (which shall not be less than 1.50% per annum). Loans under the Credit Facility may be prepaid, at the option of the Borrower, at any time without premium, except a premium equal to 1.00% of the aggregate principal amount of the loans being repaid shall apply in connection with certain refinancing or repricing events that reduce the all-in yield applicable to the loans and occur on or before October 15, 2022.  Loans under the Credit Facility are required to be prepaid from time to time with the proceeds of non-ordinary course asset sales and casualty and condemnation events, the proceeds of indebtedness not permitted under the Credit Agreement, and the aggregate amount of cash and cash equivalents on hand at the Company and its restricted subsidiaries in excess of $100 million at the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2021).  The loans under the Credit Facility amortize in equal quarterly installments (commencing with the second full fiscal quarter of the Company ending after the closing date) at a rate equal to 10% per annum or, if the ratio of debt secured on an equal basis with the Credit Facility less unrestricted cash of the Company and its restricted subsidiaries to EBITDA of the Company and its restricted subsidiaries (such ratio, the “First Lien Net Leverage Ratio”) for the most recently ended period of four consecutive fiscal quarters is equal to or less than 1.20 to 1.00, 5% per annum.

The Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including: a financial covenant requiring minimum liquidity of $30 million at the end of each fiscal quarter and limitations on liens, indebtedness, fundamental changes and dispositions, changes in the nature of the business of the Company and its restricted subsidiaries, loans, advances and investments, sale and leaseback transactions, restricted payments, use of proceeds in violation of Federal Reserve regulations and anti-corruption, anti-terrorism and anti-money laundering regulations, transactions with affiliates, limitations on dividends and other payment restrictions affecting subsidiaries, limitations on negative pledges, modifications of indebtedness, organizational documents and certain other agreements, violations of the Investment Company Act of 1940, as amended, violations of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and environmental regulations, and plans of division, in each case with customary exceptions including an exception that permits restricted payments in (i) an amount of up to $25 million per fiscal quarter if the First Lien Net Leverage Ratio for such fiscal quarter is equal to or less than 2.00 to 1.00, (ii) an amount of up to $50 million per fiscal quarter if the First Lien Net Leverage Ratio for such fiscal quarter is equal to or less than 1.50 to 1.00 and (iii) an unlimited amount if First Lien Net Leverage Ratio for such fiscal quarter is equal to or less than 1.00 to 1.00.  The Credit Agreement also contains usual and customary events of default, including: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; default on other material debt; bankruptcy or insolvency; incurrence of certain material ERISA liabilities; material judgments; impairment of loan documentation; violation of subordination provisions; and change of control.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Credit Agreement filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02  Termination of a Material Definitive Agreement.

On October 15, 2021, the outstanding loans under the Existing Credit Agreement were paid in full (together with accrued interest and fees thereunder), the commitments to extend credit under the Existing Credit Agreement were terminated, and all guarantees and security interests in respect of the Existing Credit Agreement were released.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 insofar as it relates to the creation of direct financial obligations of the Company.

Item 8.01  Other Events.

On October 18, 2021, the Company issued a press release announcing the closing of the issuance and sale of the Notes and the entry into the Credit Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1
Indenture, dated as of October 15, 2021, among Gannett Holdings LLC, Gannett Co., Inc., the guarantors party thereto, U.S. Bank National Association, as trustee and U.S. Bank National Association, as collateral agent, authenticating agent, registrar and paying agent.

10.1
Credit Agreement, dated as of October 15, 2021, among Gannett Holdings LLC, Gannett Co., Inc., the guarantors party thereto, the lenders from time to time party thereto and Citibank, N.A., as collateral and administrative agent.

99.1	Gannett Co., Inc. Press Release dated October 18, 2021.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gannett Co., Inc.

Date: October 18, 2021	By:	/s/ Douglas E. Horne
		Name:	Douglas E. Horne
		Title:	Chief Financial Officer and Chief Accounting Officer (principal financial and principal accounting officer)